Rule 424(b)(3)
                                                     Registration No. 333-126898


                                  ICEWEB, INC.

Supplement No. 5 dated November 6, 2006 to Prospectus dated February 10, 2006.

         As stated in Supplement No. 1 dated February 24, 2006, the exercise price of common stock purchase warrants to purchase 4,500,000 shares of common stock, all of which are held by Barron Partners LP, was reduced to $1.00 per share through December 31st, 2006. On October 20, 2006, the Company reduced the exercise price of warrants to purchase 1,000,000 shares of common stock to $.35 during the period from October 17, 2006 through October 27, 2006. The date has been extended to November 10, 2006. To the extent that those warrants are not exercised by 5:30 PM, Eastern time, on November 10, 2006, the exercise price of those warrants will revert to $1.00 per share through December 31, 2006 and at that time the warrants revert back to the original price as stated in the registration. Since the date of the prospectus, 1,220,000 of these warrants have been exercised.